National Penn Bancshares, Inc.

Immediate

Wayne R. Weidner, Chairman & CEO, National Penn Bank - 610-369-6282
William K. Poole, President & CEO, HomeTowne Heritage Bank - 717-291-9100 Extension 222

            NATIONAL PENN BANK AND HOMETOWNE HERITAGE BANK TO COMBINE

         BOYERTOWN, PA, May 1, 2003. . . National Penn Bancshares, Inc. ("National Penn") (Nasdaq: NPBC), parent company of National Penn Bank, and HomeTowne Heritage Bank announced the execution of a definitive agreement for HomeTowne Heritage Bank to merge with National Penn Bank. HomeTowne Heritage is a $142 million bank headquartered in Intercourse, Pennsylvania, operating three community offices in Lancaster County. The joint announcement was made today by Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bank, and William K. Poole, President and Chief Executive Officer of HomeTowne Heritage Bank.

         The basic terms of the Agreement call for the payment of $13.697 in cash for each share of HomeTowne Heritage Bank common stock. As of April 30, 2003, HomeTowne Heritage Bank had 2,745,192 shares of Common Stock outstanding. Options for 984,332 shares of HomeTowne Heritage Bank common stock will be exchanged for options for National Penn common stock.

         Upon completion of the merger, HomeTowne Heritage Bank will retain its name and operate as a division of National Penn Bank, and immediately expand to include National Penn Bank's community office located in New Holland, Pennsylvania. Additional community offices within Lancaster County are planned.

         HomeTowne Heritage Bank's present directors will be appointed to a new HomeTowne Heritage Bank divisional board of directors. The current Chairman of the HomeTowne Heritage Bank Board, Leslie K. Witmer will become a director of National Penn Bank. In addition, Mr. Witmer will serve as Chairman of the HomeTowne Heritage Bank divisional board of directors. HomeTowne Heritage Bank's President and CEO, William K. Poole, will become President and CEO of the HomeTowne Heritage Bank Division.

         The merger is subject to regulatory approval, as well as approval of shareholders of HomeTowne Heritage Bank. National Penn anticipates that the transaction will close in the fourth quarter of 2003.


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         The merger is expected to be accretive to National Penn earnings by the end of the first year. As with any earnings estimate, there are factors that could cause the actual results to differ materially, such as the factors
discussed  in  National   Penn's   filings  with  the  Securities  and  Exchange
Commission.

         "HomeTowne Heritage Bank has attained a very impressive record over the past four years. The addition of HomeTowne Heritage Bank is highly complementary to National Penn's existing franchise and will provide an excellent opportunity to increase our market-share in Lancaster County," said Wayne R. Weidner, Chairman and CEO of National Penn Bancshares. "HomeTowne Heritage Bank's presence in Lancaster County and deep-seated commitment to awareness of customers' needs is a natural fit with National Penn Bank's philosophy." Mr. Weidner continued, "We share the same vision and the values."

         HomeTowne Heritage Bank President, William K. Poole, said "We are very enthusiastic about the partnership with National Penn Bank. National Penn has a longstanding reputation for honesty, integrity, and performance. Their support will make it possible for us to readily expand our efforts to serve the business and agricultural community of Lancaster County. Our affiliation with National Penn, particularly the resources that National Penn brings to the table, will strengthen our ability to fully meet the credit needs of our customers."

         "We have earned an excellent reputation for our willingness to serve the local community with simple, yet competitive products. We place a great deal of emphasis on the relationships forged by our team of dedicated bankers. The affiliation with National Penn brings increased opportunities to enhance these relationships through additional product offerings, services, and delivery channels to both current and prospective customers. Positioning HomeTowne
Heritage Bank as a division of National Penn Bank will provide our customers with the continued benefits of a community bank philosophy, an ingredient key to our early success and certainly one that is key to our future success," stated Poole.

         Boenning & Scattergood, Inc. served as financial advisor to National Penn, and Griffin Financial Group LLC served as financial advisor to HomeTowne Heritage Bank. Ellsworth, Carlton, Mixell & Waldman, P.C. provided legal counsel for National Penn, and Stevens & Lee, P.C. provided legal counsel for HomeTowne Heritage Bank.

         National Penn Bancshares, Inc. (Nasdaq: NPBC) is a $3.3 billion financial services company headquartered in Boyertown, PA. National Penn currently operates 65 community offices in southeastern Pennsylvania through National Penn Bank, including its FirstService Bank Division, and two community offices in southeastern Pennsylvania through Panasia Bank N.A.

Panasia Bank N.A. also operates four community offices in the northern New Jersey marketplace and one office in Annandale, Virginia. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; equipment leasing services are provided through National Penn Leasing Company; and insurance products are provided through FirstService Insurance Agency, Inc. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.